EXCLUSIVE Manufacturing agreement

THIS AGREEMENT is made as of August 27th, 2012.

B E T W E E N:

Methes Energies Canada Inc., a corporation formed under the laws of the Province of Ontario, with its head office located at 4170 Sladeview Crescent, Mississauga, Ontario Canada L5L 0A1.

(Hereinafter the “Corporation”)

- And –

Turnkey Modular Systems Inc., an Ontario Corporation with its head office located at 8-4090 Ridgeway Drive, Mississauga, Ontario Canada L5L 5X5.

(Hereinafter the “Manufacturer”)

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

1. The Manufacturer and the Corporation wish to enter into an Exclusive Manufacturing Agreement (the “Agreement”), the terms of which are defined herein.

2. The Manufacturer has been engaged by and for the Corporation to design, fabricate, and install biodiesel related modular process systems based on the following criteria:

1)	To fabricate continuous flow process systems to produce 600 Liters and 3,000 Liters per hour of Biodiesel (known as the Denami 600 and the Denami 3000) based on parameters provided by the Corporation which includes, but is not limited to the product formulation, process variables, and other necessary design specifications.
2)	To build a process control system to control the process systems.
3)	To provide the necessary training which will include system basics, software use and system operation for each installed system.
4)	To continue to provide engineering and conceptual design for improving the existing processes and to further develop new approaches to Biodiesel equipment manufacturing including, but not limited to, optimizing the Denami 600 and the Denami 3000.

3. Pursuant to Article 1 and 2 above, it is understood that the Corporation wishes to develop and provide equipment, service and technical support to a network of Biodiesel licensees and in order to provide these systems to these clients, the Corporation and the Manufacturer have entered into this Agreement. The Manufacturer agrees to provide the fabrication capacity at his factory, the technical and engineering support to design and manage the manufacturing, as well as to provide additional technical expertise and training to meet the on-going demands of the business opportunities of the Corporation as related to the Denami 600 and the Denami 3000 (the “Denami products”) and any updated version thereof. The Manufacturer shall also provide warranty as described in Schedule A appended hereto. The

Manufacturer assures the Corporation that the Manufacturer will take all reasonable steps to ensure the Corporation that the manufacturer can, and will, meet the Corporation’s market demands for the Denami products and that the Manufacturer will act in good faith in an attempt to meet any future market demands of the Corporation.

4. The Manufacturer hereby acknowledges that the Corporation is the sole owner of the Denami products complete design including the rights, data sheets, blue prints, software codes and intellectual propriety.

5. The Manufacturer agrees to provide the engineering and design services for all phases of any and all projects. Any ongoing or additional engineering costs required for a specific installation or any additional costs related to the update version of the Denami products will be quoted and agreed upon between the Manufacturer and the Corporation based upon the Manufacturer’s then-current market rates and prices for said services.

6. The Manufacturer and the Corporation will review and negotiate the cost for each system twice per year in January and July of each year. The price will be in effect for the following six (6) months after each review. Subject to any recommended increases or reductions to the price being supported by competitive bids in the market place per component and or, including bids for the complete manufacture of the system the price shall be adjusted according to the increase or reduction with the agreement of the Parties hereto.

7. In order to allow the Manufacturer to meet the manufacturing requirements of the Corporation, the Corporation agrees to share any and all marketing information with the Manufacturer on a quarterly basis so as to allow for production planning and so as to allow for the calculation of cost savings for volume purchasing of components and high volume manufacturing.

8. This Agreement is an exclusive arrangement for the Denami 600 and the Denami 3000 and any and all updated versions of said systems between the Manufacturer and the Corporation and will run for a term of three (3) years after which it can either be renewed automatically for an additional three (3) year term or cancelled by either party with a minimum of 6 months notice of termination given to the other party prior to the end of the initial three (3) year term which commences on the date of this Agreement. Regardless, this Agreement shall not last or survive for more than two (2) three (3) year periods or a maximum of six (6) years in total. Furthermore, the Parties may terminate this Agreement at any time by the mutual written agreement of both the Manufacturer and the Corporation.

9. The Corporation shall grant to the Manufacturer a right of first refusal to manufacture any new products which shall be developed by the Corporation or for the benefit of the Corporation. This right of first refusal shall be based on the ability of the Manufacturer to match any competitive quotations for manufacture of the new products offered pursuant to this right of first refusal.

10. This Agreement is for the exclusive rights to manufacture the Denami 600 and the Denami 3000 including its updated version to be sold in Canada and the United States of America.

11. The Corporation shall pay the Manufacturer for any order as detailed on Schedule B appended hereto.

12. The Manufacturer undertakes to use its best efforts to obtain better and lower pricing for the manufacture of the Denami 600 and the Denami 3000 by any and all means possible. Furthermore, the Manufacturer will allow the Corporation to be involved in the process of acquiring quotations and pricing from third parties.

13. This Agreement shall remain an exclusive manufacturing agreement if, and only if, the Manufacturer can ensure the fulfillment of any orders placed by the Corporation and the maintenance of competitive costs for the manufacture of the Denami 600 and the Denami 3000 and or any updated versions thereto. The Manufacturer shall take all necessary measures to execute and fulfill the Corporation’s demand for the Denami 600 and the Denami 3000 systems. Failure to do so will terminate this Agreement, subject to the notice provisions and the rights to cure any defaults provided for in this Agreement.

14. The Manufacturer shall also ensure that the Corporation always has a complete and updated set of blue prints of the Denami 600 or Denami 3000. Within five (5) days of any changes to the blue prints for the Denami 600 and the Denami 3000, the Manufacturer will provide notice to the Corporation of such change and will provide copies of the updated blue prints to the Corporation within two (2) days of such notice. If any changes are made by the Corporation, the Corporation will also provide an updated set of specifications to the Manufacturer within five (5) days of any changes.

15. Any and all tax credits for any redesign or research and development requested by the Corporation or any other activities undertaken to improve or redesign the Denami 600 and the Denami 3000 whether undertaken by the Manufacturer or the Corporation shall accrue to the benefit of the Corporation and shall be reflected on the financial statements of the Corporation and the recovery of such credits shall be paid solely to the Corporation.

16. During the period covered by the Agreement and any extensions thereof, and for a period of five (5) years following the termination or expiration of this Agreement, the Manufacturer agrees not to undertake the manufacturing of any products related to the production of Biodiesel for themselves or for any outside parties which could be considered competing with the Corporation. Any breach of this Section 16 shall give the Corporation the right to seek an immediate injunction and to claim damages.

17. The Manufacturer shall indemnify the Corporation against all expenses, claims, demands, liabilities or money judgments incurred by or rendered against the Corporation or its customers as a result of any manufacturing or design defect in the products manufactured by the Manufacturer hereunder except to the extent that such defect may have materialized after delivery to the Corporation due to, or as a result of, fault or negligence or misuse on the part of the Corporation or its customers or other third party users. This limitation of liability shall further include, but not be limited to, the agreement that the Manufacturer shall not be liable to the Corporation or its customers or other third party users in any way, shape or form, for any reason, based in contract or tort law, if the Corporation’s customers or third party users fail to use the Denami 600 and the Denami 3000 as intended and as instructed by the Manufacturer written instructions provided to the Corporation.

18. At all times during the term of this Agreement, the Manufacturer shall maintain comprehensive general liability insurance for personal injury and property damage with at least five million dollars ($5,000,000) combined single limit coverage with companies satisfactory to the Corporation and showing the Corporation’s interest with a contractual liability endorsement covering all obligations which the Manufacturer has assume in Section 17. The Manufacturer shall furnish evidence of such insurance to the Corporation and it shall provide for the insurer to notify the Corporation in writing not less than ten (10) days prior to any material change, cancellation or other termination. Such evidence must be in the possession of the Corporation prior to the Manufacturer commencing any work under this Agreement. Maintenance of the foregoing insurance shall in no way be interpreted as relieving the Manufacturer of any responsibility whatever and the Manufacturer may secure, at its own expense, such additional insurance as he deems necessary.

GENERAL

19. The Corporation shall have the right to assign this Agreement and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by the Corporation’s assigns, but the Corporation must give written notice to the Manufacturer of any and all assignments within five (5) business days of making such assignments.

20. Any default or breach under this Agreement shall require that written notice be delivered by email or registered mail to the addresses provided below within ten (10) business days from the discovery of an event of default (the “Notice of Default”). The defaulting party shall provide written notice of their intent to cure and the intended remedy for the default within five (5) business days (“the Cure Notice”) of the receipt of the Notice of Default and shall have a period of thirty (30) days from the Cure Notice to remedy the default. Failing a remedy of the default by the defaulting party, the defaulted party shall have the right to any and all remedies under this Agreement and at law.

Notice shall be provided in writing to the Parties at their following respective addresses unless requested otherwise via written instruction, by email or registered mail:

To the Manufacturer:

Turnkey Modular Systems Inc.
8-4090 Ridgeway Drive
Mississauga, Ontario, L5L 5X5
Email: phallman@tkmodular.com

To the Corporation:

Methes Energies Canada Inc.
4170 Sladeview Crescent, Unit # 5
Mississauga, Ontario, L5L 0A1
Email: nng@methes.com

21. The Manufacturer hereby acknowledges and agrees that its obligations under this Agreement are in addition to and not in substitution for: (i) any duty it may owe to the Corporation; and (ii) all protections afforded to the Confidential Information at law and in equity.

22. This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters herein and the Parties hereto acknowledge and agree that execution hereof and thereof has not been induced by, nor does either of the Parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an agreement in writing signed by both of the Parties hereto. This Agreement supersedes any prior agreements between the Manufacturer and the Corporation which are hereby cancelled and supersedes all previous understandings, negotiations, and representations with respect hereto, whether oral or written.

23. The Parties hereto and each of them hereby consents and agrees to do such things, attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent. No waiver of any breach of default of any of the provisions hereof shall be effective unless in writing and signed by the Party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach of default, either of a similar or different nature, unless expressly so stated in writing.

24. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

25. The insertion of headings and the division of this Agreement into Sections and Subsections is for convenience and reference only and shall not affect the interpretation hereof.

26. Words importing the singular include the plural and vice versa; and words importing gentler include all genders.

27. This Agreement may not be assigned by the Manufacturer without the prior written consent of the Corporation, which consent will not be reasonably withheld. The Manufacturer shall not assign or subcontract the manufacture of the Denami 600 and the Denami 300, the Denami products or any updated versions thereto to any other person without the prior written consent of the Corporation, which consent will not be reasonably withheld.

28. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the Parties hereto agree to attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

29. The Parties further each covenant and assure the other that it shall make its customers and other third party users aware that, in the event the Manufacturer is ever subjected to legal proceedings that are initiated by the Corporation’s customers or other third party users, such proceedings will also comply with the terms and conditions of this Agreement’s choice of law and choice of forum clauses.

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF this Agreement is executed by the Parties hereto with effect as of the date first above written.

Methes Energies Canada Inc.
By:	/s/ Hans Swoong Ng
Name: Hans Swoong (Nicholas) Ng Title: President
I have authority to bind the Corporation

Turnkey Modular Systems Inc
By:	/s/ Paul Hallman
Name: Paul Hallman Title: President
I have authority to bind the Corporation

/s/ Steven Anthony	) ) ) )	Steven Anthony
Witness	) )	[if individual, insert name]

SCHEDULE A

WARRANTY

The Manufacturer shall provide twelve (12) months warranty from delivery on materials and labour, with the exclusion of normal wear and tear on components and consumables and generally as follows:

The Manufacturer will furnish, without charge, labour and replacement parts for products covered by the Manufacturer warranty that prove to be defective in material or workmanship under normal and proper use for a period of twelve (12) months after the date of the delivery of the Work. Warranty claims will become effective upon the Manufacturer receipt of written notice from the customer of a warranty claim and the Manufacturer subsequent validation of the claim based on an on-site inspection.

Repairs and replacements as provided herein shall constitute fulfillment of all of the Manufacturer warranty obligations. The warranty will not apply to any products or parts that are damaged due to accident, misuse, abuse, improper or insufficient maintenance, improper operations, normal wear and tear under normal operating conditions, unauthorized or improper alteration or where the Manufacturer installation and service requirements have not been followed. The warranty does not include maintenance of equipment.

Beyond this re-work obligation, the Manufacturer will have no other liability or responsibility under the foregoing warranty with respect to the work including, but not limited to any liability or responsibility for any production or other costs which result from the use of work. The foregoing warranty constitutes the only warranty made by the manufacturer and all other warranties, whether express or implied, are disclaimed, including any warranty with respect to the merchantability of the work or the fitness of the work for any particular purpose. The customer shall accept full responsibility for proper operation and maintenance of equipment immediately upon acceptance of the mechanical system for beneficial use. In no event shall the Manufacturer be liable for consequential damages of any kind nor for the quality of product produced.

SCHEDULE B

Payment Schedule for Orders

  Fifty percent (50%) on delivery of a purchase order to the Manufacturer.

  Twenty five percent (25%) of the purchase price upon confirmation from the Manufacturer of the receipt of all materials to manufacture / build the order (typically fifty (50) days after initial deposit in # 1).

  Fifteen percent (15%) of the purchase price due upon notification from the Manufacturer that the unit is ready to ship.

  Ten percent (10%) of the purchase price due after commissioning or within thirty (30) days from payment provided in # 3 if the unit is not commissioned within thirty (30) days after delivery